Exhibit 15.2

Suite 509, Tower A, Corporate Square, 35 Financial Street, Xicheng District, Beijing, China

Tel: 86 10 5776 3888 Fax: 86 10 5776 3777

Date: April 20, 2023

To:

Burning Rock Biotech Limited (the “Company”)

No. 5, Xingdao Ring Road North, International Bio Island,

Guangzhou, 510005

The People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the use of our name under the headings “Item 3. Key Information—Risks Associated with Being Based in or Having the Majority of the Operations in China”, “Item 3. Key Information—D. Risk Factors—Risks Relating to Government Regulations”, “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure”, “Item 3. Key Information—D. Risk Factors— Risks Relating to Doing Business in the PRC” and “Item 4. Information on the Company—C. Organizational Structure” in the Company’s annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April of 2023. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated hereunder.

Yours Sincerely,

/s/ Tian Yuan
Tian Yuan Law Firm